Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

					(Rs. in Million)
				As of December 31,	As of March 31,

	Schedule		2008	2007	2008

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1		2,927	2,921	2,923
Shares issuable [Refer Note 19(7)]		540
Shares issuable to controlled trust		(540)	—	—	—

Share application money pending allotment			17	52	40
Reserves and surplus	2		130,969	114,097	113,991

			133,913	117,070	116,954

LOAN FUNDS
Secured loans	3		2,220	2,273	2,072
Unsecured loans	4		45,358	24,712	42,778

			47,578	26,985	44,850
Minority interest			192	126	116

			181,683	144,181	161,920

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill			50,252	41,315	42,209
Gross block	5		67,548	52,107	56,280
Less: Accumulated depreciation			34,114	26,486	28,067

Net block			33,434	25,621	28,213
Capital work-in-progress and advances			16,227	12,237	13,370

			99,913	79,173	83,792

INVESTMENTS	6		21,895	18,812	16,014

DEFERRED TAX ASSET (NET)			835	575	529

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7		7,774	6,155	6,664
Sundry debtors	8		49,664	36,163	40,453
Cash and bank balances	9		38,383	16,508	39,270
Loans and advances	10		43,574	29,263	29,618

			139,395	88,089	116,005

LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11		68,708	36,209	39,890
Provisions	12		11,647	6,259	14,530

			80,355	42,468	54,420

NET CURRENT ASSETS			59,040	45,621	61,585

			181,683	144,181	161,920

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	Dr. Jagdish N Sheth	V Ramachandran
Partner	Chief Financial Officer	Director	Company Secretary
Membership No. 32815	& Director
Bangalore
January 21, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million except share data)
						Year ended
		Quarter ended December 31,		Nine months ended December 31,		March 31,
	Schedule	2008	2007	2008	2007	2008

INCOME
Gross sales and services		66,241	53,137	192,594	143,896	201,451
Less: Excise duty		244	431	878	1,256	1,655

Net sales and services		65,997	52,706	191,716	142,640	199,796
Other income	13	1,212	1,626	2,332	3,561	4,174

		67,209	54,332	194,048	146,201	203,970

EXPENDITURE
Cost of sales and services	14	46,245	37,239	133,964	100,358	140,244
Selling and marketing expenses	15	4,626	3,814	13,954	10,069	14,216
General and administrative expenses	16	4,223	2,908	10,902	7,595	10,750
Interest	17	569	760	1,816	1,221	1,690

		55,663	44,721	160,636	119,243	166,900

PROFIT BEFORE TAXATION		11,546	9,611	33,412	26,958	37,070
Provision for taxation including fringe benefit tax	19(9)	1,605	1,100	4,792	3,150	4,550

Profit before minority interest / share in earnings of associates		9,941	8,511	28,620	23,808	32,520

Minority interest		(16)	(11)	(50)	(8)	(24)
Share in earnings of associates		114	40	327	233	333

PROFIT FOR THE PERIOD		10,039	8,540	28,897	24,033	32,829

Appropriations
Interim dividend		—	—	—	2,919	2,919
Proposed dividend		—	—	—	—	5,846
Tax on dividend		—	—	—	496	1,489

TRANSFER TO GENERAL RESERVE		10,039	8,540	28,897	20,618	22,575

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)		6.90	5.88	19.87	16.56	22.62
Diluted (in Rs.)		6.89	5.86	19.79	16.48	22.51
Number of shares for calculating EPS
Basic		1,455,372,354	1,451,774,660	1,454,448,714	1,451,362,813	1,451,127,719
Diluted		1,457,995,859	1,457,885,557	1,460,096,041	1,458,117,789	1,458,239,060

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	Dr. Jagdish N Sheth	V Ramachandran
Partner	Chief Financial Officer	Director	Company Secretary
Membership No. 32815	& Director
Bangalore
January 21, 2009

CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONSOLIDATED CASH FLOW STATEMENT

	(Rs. in Million)
	Quarter Ended December 31,		Nine months Ended December 31,		Year ended March 31,
	2008	2007	2008	2007	2008

A. Cash flows from operating activities:
Profit before tax	11,546	9,611	33,412	26,958	37,070
Adjustments:
Depreciation and amortization	1,753	1,429	4,993	3,850	5,359
Amortisation of stock compensation	452	303	1,340	875	1,166
Exchange differences — net	410	(1,287)	2,226	(2,395)	(595)
Deferred cancellation losses relating to roll-over hedging	(5,483)	—	(7,529)	—	—
Interest on borrowings	567	760	1,816	1,221	1,690
Dividend / interest — net	(1,288)	(828)	(3,229)	(2,265)	(2,802)
(Profit) / Loss on sale of investments	(99)	(46)	(668)	(596)	(771)
Gain on sale of fixed assets	(10)	(7)	(19)	(172)	(174)
Working capital changes:
Trade and other receivable	(2,057)	(3,501)	(14,597)	(8,239)	(11,885)
Loans and advances	10	(2,180)	(3,514)	(4,003)	(5,157)
Inventories	895	(254)	(1,110)	(1,109)	(1,565)
Trade and other payables	5,262	1,154	16,626	5,090	6,182

Net cash generated from operations	11,958	5,156	29,746	19,215	28,518
Direct taxes paid	(2,413)	(160)	(3,372)	(2,834)	(5,459)

Net cash generated by operating activities	9,545	4,996	26,374	16,381	23,059

B. Cash flows from investing activities:
Acquisition of property, fixed assets plant and equipment (including advances)	(3,696)	(3,062)	(12,248)	(9,377)	(14,226)
Proceeds from sale of fixed assets	20	69	183	392	479
Purchase of investments	(60,122)	(80,976)	(268,762)	(180,821)	(231,684)
Proceeds on sale / from maturities on investments	79,879	86,537	263,876	196,073	250,013
Intercorporate deposit	250	—	—	50	150
Net payment for acquisition of businesses	—	(5,939)	(1,192)	(32,327)	(32,790)
Dividend / interest income received	1,288	495	3,229	1,787	2,490

Net cash generated by / (used in) investing activities	17,619	(2,876)	(14,914)	(24,223)	(25,568)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock option	9	337	59	393	541
Share application money pending allotment	17	16	17	52	40
Interest paid on borrowings	(567)	(760)	(1,816)	(1,221)	(1,690)
Dividends paid (including distribution tax)	—	(3,417)	(6,828)	(12,632)	(12,632)
Repayment of borrowings / loans	(18,847)	(35,883)	(51,908)	(55,985)	(74,970)
Proceeds of borrowings / loans	10,435	33,563	47,643	73,835	110,641
Proceeds from issuance of shares by subsidiary	—	—	—	55	55

Net cash generated by / (used in) financing activities	(8,953)	(6,145)	(12,833)	4,497	21,985

Net (decrease) / increase in cash and cash equivalents during the period	18,211	(4,025)	(1,373)	(3,345)	19,476
Cash and cash equivalents at the beginning of the period	20,157	20,488	39,270	19,822	19,822
Effect of translation of cash balance	15	46	487	31	(28)

Cash and cash equivalents at the end of the period	38,383	16,508	38,383	16,508	39,270

As per our report attached	For and on behalf of the Board of Directors

for B S R & Co.	Azim Premji	B C Prabhakar	Girish S Paranjpe	Suresh Vaswani
Chartered Accountants	Chairman	Director	Jt CEO, IT Business &	Jt CEO, IT Business &
			Director	Director

Natrajan Ramkrishna	Suresh C Senapaty	Dr. Jagdish N Sheth	V Ramachandran
Partner	Chief Financial Officer	Director	Company Secretary
Membership No. 32815	& Director
Bangalore January 21, 2009

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million except share data)
	As of December 31,		As of March 31,
	2008	2007	2008

SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2007 & 2008: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2007 & 2008: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital
1,463,724,838 ( 2007: 1,460,529,013, 2008: 1,461,453,320) equity shares of Rs. 2 each [Refer Note 19 (2)]	2,927	2,921	2,923

	2,927	2,921	2,923

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous year	1,144	47	47
Addition during the period	—	—	1,097

	1,144	47	1,144

Securities premium account
Balance brought forward from previous year	25,373	24,530	24,530
Add: Exercise of stock options by employees	1,198	562	843

	26,571	25,092	25,373

Translation reserve
Balance brought forward from previous year	(10)	(247)	(247)
Movement during the period	638	(620)	237

	628	(867)	(10)

Restricted stock units reserve [Refer note 19(8)]
Employee stock options outstanding	6,988	5,256	5,023
Less: Deferred employee compensation expense	4,934	3,597	3,206

	2,054	1,659	1,817

General reserve
Balance brought forward from previous year	86,764	67,790	67,790
Additions [Refer note 19 (3) (ii)]	28,804	19,235	18,974

	115,568	87,025	86,764

Hedging reserve [Refer note 19(5)]
Balance brought forward from previous year	(1,097)	—	—
Movement during the period	(13,899)	1,141	(1,097)

Unrealised gain/ (loss) on cash flow hedging derivatives, net	(14,996)	1,141	(1,097)

Summary of reserves and surplus
Balance brought forward from previous year	113,991	93,042	93,042
Movement during the period	16,978	21,055	20,949

	130,969	114,097	113,991

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of December 31,		As of March 31,
	2008	2007	2008

SCHEDULE 3 SECURED LOANS

Term loans [1,2]	370	688	513
Cash credit facilities [1]	674	510	535
Finance lease obligation [2]	1,176	1,075	1,024

	2,220	2,273	2,072

[1]	Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets

[2]	Term loans and finance lease obligation include Rs. Nil (2007 & 2008: Rs. 971 Million) of borrowings of entities acquired during the period.

SCHEDULE 4 UNSECURED LOANS
External commercial borrowings [3]	18,884	—	14,070
Borrowing from banks	25,790	24,611	28,368
Loan from financial institutions	597	—	245
Interest free loan from state governments	39	44	41
Others	48	57	54

	45,358	24,712	42,778

[3]	Borrowing from banks includes Rs. Nil (2007 & 2008: Rs. 4,380 Million) of borrowings of entities acquired during the period.

										(Rs. in Million)
	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April		Deductions/	As of December	As of April	Depreciation	Deductions /	As of December	As of December	As of March 31,
PARTICULARS	1, 2008	Additions	adjustments [4]	31, 2008	1, 2008	for the period	adjustments [4]	31, 2008	31, 2008	2008 [6]

SCHEDULE 5 FIXED ASSETS
(a) Tangible fixed assets
Land (including leasehold)	2,744	582	(16)	3,342	8	2	3	13	3,329	2,736
Buildings	10,000	2,400	(239)	12,639	1,238	216	79	1,533	11,106	8,762
Plant & machinery [5]	31,029	4,949	(1,118)	37,096	20,162	3,714	820	24,696	12,400	10,867
Furniture, fixture and equipments	7,302	1,235	(263)	8,800	4,368	568	203	5,139	3,661	2,934
Vehicles	2,566	454	143	2,877	1,416	394	(140)	1,670	1,207	1,150
(b) Intangible fixed assets
Technical know-how	359	1	(24)	384	345	3	35	383	1	14
Brands, patents, trade marks and rights	2,280	—	(130)	2,410	530	96	54	680	1,730	1,750

	56,280	9,621	(1,647)	67,548	28,067	4,993	1,054	34,114	33,434	28,213

Previous year — 31 March 2008	37,287	19,729	736	56,280	18,993	5,359	3,715	28,067	28,213

[4]	— Adjustments include effect of foreign exchange translation

[5]	— Plant and machinery includes computers and computer software

[6]	— Additions include Gross Block of Rs. Nil (2008: Rs. 8,031 Million) and adjustments include Accumulated depreciation of Rs. Nil (2008: Rs. 3,837 Million) in respect of assets of entities acquired during the period.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2008	2007	2008

SCHEDULE 6 INVESTMENTS

Investments

Investments long term — unquoted

Investment in associates

Wipro GE Medical Systems Private Limited [7] [Refer note 19(6)]	1,635	1,243	1,343

	1,635	1,243	1,343

Current investments — quoted [Refer note 19(15)]
Investments in Indian money market mutual funds	17,029	17,217	14,317

Current investments — unquoted
Certificates of deposit [Refer note 19(15)]	2,894	—	—

Other investments — unquoted [Refer note 19(15)]	337	352	354

	20,260	17,569	14,671

	21,895	18,812	16,014

[7]	Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES
Finished goods	3,324	2,198	2,370
Raw materials	3,105	2,777	2,761
Stock in process	778	773	1,078
Stores and spares	567	407	455

	7,774	6,155	6,664

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	4,800	2,347	3,109
Considered doubtful	1,491	1,081	1,096

	6,291	3,428	4,205

Other debts
Considered good	44,864	33,816	37,344
Considered doubtful	442	—	—

	51,597	37,244	41,549

Less: Allowance for doubtful debts	1,933	1,081	1,096

	49,664	36,163	40,453

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account [8]	12,116	5,703	10,884
In deposit account	26,041	10,571	28,104
Cash and cheques on hand	226	234	282

[Refer note 19(14)]	38,383	16,508	39,270

[8]	Balance as on December 31, 2008 includes Rs. Nil (2007 Rs. 509 Million & 2008 Rs. Nil) in a restricted designated bank account for payment of deferred compensation to certain employees.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of December 31,		As of March 31,
	2008	2007	2008

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received Considered good
— Prepaid expenses	4,412	2,860	2,800
— Advance to suppliers / expenses	1,539	1,235	1,402
— Employee travel & other advances	1,511	1,531	1,503
— Derivative asset	4,404	2,024	938
— Finance lease receivables	2,812	825	648
— Others	3,701	3,331	3,738

	18,379	11,806	11,029
Considered doubtful	158	168	169

	18,537	11,974	11,198
Less: Provision for doubtful advances	158	168	169

	18,379	11,806	11,029

Other deposits	1,527	1,806	1,911
Advance income tax	8,177	5,463	7,116
Inter corporate deposit	500	600	500
Balances with excise and customs	876	601	548
Unbilled revenue	14,115	8,987	8,514

	43,574	29,263	29,618

SCHEDULE 11 LIABILITIES
Acquisition related liabilities	—	223	207
Accrued expenses	24,098	15,171	15,593
Statutory liabilities	3,396	2,267	2,522
Sundry creditors	18,968	12,259	13,082
Unearned revenues	5,935	3,997	4,269
Advances from customers	2,113	1,675	1,642
Derivative liability	14,180	613	2,571
Unclaimed dividends	18	4	4

	68,708	36,209	39,890

SCHEDULE 12 PROVISIONS
Employee retirement benefits	3,185	2,495	2,737
Warranty provision	921	803	941
Provision for tax	7,541	2,961	4,013
Proposed dividend	—	—	5,846
Tax on dividend	—	—	993

	11,647	6,259	14,530

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)
					Year ended
	Quarter ended December 31,		Nine months ended December 31,		March 31,
	2008	2007	2008	2007	2008

SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	746	406	1,939	1,197	1,428
Profit on sale of invetsments	99	46	668	596	771
Interest on debt instruments and others	542	484	1,290	1,130	1,576
Exchange differences — net	186	319	(792)	(67)	(221)
Exchange fluctuations on foreign currency borrowings (net)	(521)	—	(1,200)	—	(202)
Miscellaneous income	160	371	427	705	822

	1,212	1,626	2,332	3,561	4,174

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation	23,833	18,657	67,397	51,088	70,655
Raw materials, finished and process stocks (refer Schedule 18)	10,849	9,590	34,463	25,793	36,263
Sub contracting / technical fees / third party application	3,629	2,517	9,509	7,020	10,911
Travel	1,907	1,311	5,167	3,616	5,010
Depreciation	1,633	1,325	4,630	3,561	4,965
Repairs	1,353	1,296	3,596	2,477	2,686
Communication	657	565	1,839	1,430	1,970
Power and fuel	486	412	1,382	1,108	1,532
Outsourced technical services	356	258	1,060	778	1,109
Rent	424	369	1,194	917	1,286
Stores and spares	258	252	756	699	946
Insurance	83	64	271	159	238
Rates and taxes	70	53	218	91	137
Miscellaneous	707	570	2,482	1,621	2,536

	46,245	37,239	133,964	100,358	140,244

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)
					Year ended
	Quarter ended December 31,		Nine months ended December 31,		March 31,
	2008	2007	2008	2007	2008

SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation	2,496	1,832	7,268	4,897	7,045
Advertisement and sales promotion	800	703	2,656	1,683	2,385
Travel	250	227	851	730	1,023
Carriage and freight	232	294	746	855	1,137
Commission on sales	292	150	689	391	585
Rent	121	147	389	359	470
Communication	93	101	275	256	349
Conveyance	37	37	116	103	136
Depreciation	49	85	197	206	245
Repairs to buildings	56	23	99	55	79
Insurance	2	5	17	26	35
Rates and taxes	25	9	42	25	34
Miscellaneous expenses	173	201	609	483	693

	4,626	3,814	13,954	10,069	14,216

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation	1,683	1,426	4,695	3,543	5,026
Travel	395	309	1,144	835	1,198
Legal and professional charges	500	325	1,183	640	905
Repairs and mantainance	173	131	570	395	565
Provision for bad debts	569	(22)	836	226	289
Staff recruitment	126	212	345	548	704
Manpower outside services	66	64	213	164	223
Depreciation	71	18	166	83	148
Rates and taxes	15	6	35	44	57
Insurance	33	21	90	55	81
Rent	85	19	224	66	124
Auditors’ remuneration Audit fees	5	3	15	10	24
For certification including tax audit	1	—	1	1	2
Out of pocket expenses	—	—	2	1	2
Miscellaneous expenses	501	396	1,383	984	1,402

	4,223	2,908	10,902	7,595	10,750

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)
					Year ended
	Quarter ended December 31,		Nine months ended December 31,		March 31,
	2008	2007	2008	2007	2008

SCHEDULE 17 INTEREST

Cash credit and others	569	760	1,816	1,221	1,690

	569	760	1,816	1,221	1,690

SCHEDULE 18
RAW MATERIALS, FINISHED AND PROCESSED STOCKS
Consumption of raw materials and bought out components :

Opening stocks	3,631	2,714	2,761	1,584	1,584
Add: Stock taken over on acquisition	—	—	—	374	380
Add: Purchases	4,490	4,003	17,884	13,125	17,887
Less: Closing stocks	3,105	2,777	3,105	2,777	2,761

	5,016	3,940	17,540	12,306	17,090

Purchase of finished products for sale	5,425	5,734	17,577	13,622	19,765

(Increase) / Decrease in finished and process stocks :

Opening stock
In process	823	646	1,078	491	491
Finished products	3,687	2,238	2,370	1,777	1,777

Stock taken over on acquisition
In process	—	—	—	8	8
Finished products	—	3	—	560	580

Less: Closing stock
In process	778	773	778	773	1,078
Finished products	3,324	2,198	3,324	2,198	2,370

	408	(84)	(654)	(135)	(592)

	10,849	9,590	34,463	25,793	36,263

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE 19 — NOTES TO ACCOUNTS Company overview

Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as IT Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.

1.	Significant accounting policies

a)	Basis of preparation of financial statements

The condensed consolidated financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on accrual basis, except for certain financial instruments, which are measured on a fair value basis. GAAP comprises Accounting Standards (AS), issued by the Institute of Chartered Accountants of India (ICAI) and other generally accepted accounting principles in India.

This interim financial statement has been prepared in accordance with the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting issued pursuant to the Companies (Accounting Standards) Rules, 2006 and by the ICAI. These financial statements should be read in conjunction with the consolidated annual financial statements of the Company for the year ended as at March 31, 2008. The accounting policies followed in preparation of the financial statements are consistent with those followed in the preparation of the consolidated Annual financial statements, except the adoption of AS 30, Financial Instruments: Recognition and Measurement. Effective April 1, 2008 the Company adopted AS 30. The adoption of AS 30 along with limited revision to other accounting standards has been described in Note 4 of the notes to accounts.

b)	Principles of consolidation

The financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter -company balances / transactions and resulting unrealized gain / loss.

The financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

c)	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

d)	Goodwill

Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.

e)	Fixed assets, intangible assets and work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

Payments for leasehold land are amortized over the period of lease.

f)	Investments

Long term investments (other than investment in associate) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of amortized cost and net realizable value.

Investment in associate is accounted under the equity method.

g)	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

h)	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

The company recognises provision for onerous contracts based on the estimate of excess of unavoidable costs of meeting obligations under the contracts over the expected economic benefits.

i)	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is generally recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from application maintenance services is recognized over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

Others:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction. Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

Other income is recognised on accrual basis.

j)	Warranty cost

The Company accrues the estimated cost of warranties at the time when the revenue is recognised. The accruals are based on the Company’s historical experience of material usage and service delivery costs.

k)	Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account, except for the exchange difference arising on monetary items that qualify as hedging instruments in a cash flow hedge or hedge of a net investment. In such cases the exchange difference is initially recognized in hedging reserve or translation reserve respectively. Such exchange differences are subsequently recognized in the profit and loss account on occurrence of the underlying hedged transaction or on disposal of the investment respectively.

Integral operations:

In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Non-integral operations:

In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

l)	Financial Instruments

Derivative financial instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets, liabilities, net investment in a foreign operation and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into derivative financial instruments, where the counterparty is a bank.

Effective April 1, 2007, based on the recognition and measurement principles set out in the AS 30, changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ fund and reclassified into the profit and loss account upon the occurrence of the hedged transaction. The company also designated derivative financial instruments as hedges of net investment in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge was recognised in the shareholders’ fund and would be recognised in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hedges were recognized in the profit and loss account as they arose.

On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30. AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to the extent it relates to accounting for investment properties, will stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 — relating to Contingencies, AS 11 — relating to forward contracts and AS 13 until AS 30 becomes mandatory.

The impact of adoption of AS 30 has been described in Note 4 of the notes to accounts.

Non-Derivative Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets of the Company mainly include cash and bank balances, sundry debtors, unbilled revenues, finance lease receivables, employee travel and other advances, other loans and advances and derivative financial instruments with a positive fair value. Financial liabilities of the Company mainly comprise secured and unsecured loans, sundry creditors, accrued expenses and derivative financial instruments with a negative fair value. Financial assets / liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when all of risks and rewards of the ownership have been transferred. The transfer of risks and rewards is evaluated by comparing the exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred assets

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Short-term receivables with no stated interest rates are measured at original invoice amount, if the effect of discounting is immaterial. Non-interest-bearing deposits are discounted to their present value.
The Company measures the financial liabilities, except for derivative financial liabilities at amortized cost using the effective interest method. The Company measures the short -term payables with no stated rate of interest at original invoice amount, if the effec t of discounting is immaterial.
m)	Depreciation and amortization
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 - 60 years
Plant and machinery	5 - 21 years
Office equipment	3 - 10 years
Vehicles	4 years
Furniture and fixtures	3 - 10 years
Data processing equipment and software	2 - 6 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. For various brands acquired by the Company, the estimated useful life has been determined ranging between 20 to 25 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life.
n)	Impairment of assets

Financial assets:

The Company assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. If any such indication exists, the Company estimates the amount of impairment loss. The amount of loss for short-term receivables is measured as the difference between the assets carrying amount and undiscounted amount of future cash flows. Reduction, if any, is recognized in the profit and loss account. If at the balance sheet date there is any indication that if a previously assessed impairment loss no longer exists, the recognised impairment loss is reversed, subject to maximum of initial carrying amount of the short-term receivable.

Other than financial assets:

The Company assesses at each balance sheet date whether there is any indication that a non-financial asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
o)	Provision for retirement benefits

Provident fund:

Employees receive benefits from a provident fund. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry -forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined b enefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).

Superannuation:

Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.
p)	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.
q)	Research and development

Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
r)	Income tax & Fringe benefit tax

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations.

The income tax provision for the interim period is made based on the best estimate of the annual average tax rate expected to be applicable for the full fiscal year.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets and liabilities are recognised for the future tax consequences attr ibutable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.

Deferred taxes are recognised in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period. For this purpose, reversal of timing difference is determined using FIFO method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantive enactment date.

Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

The Company offsets, on a year on year basis, the current tax assets and liabilities, where it has a legally enforceable right and where it intends to settle such assets and liabilities o n a net basis.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.
s)	Earnings per share

Basic:

The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.

Diluted:

The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.
t)	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
2.	The following are the details for 1,463,724,838 (2007: 1,460,529,013, 2008: 1,461,453,320) equity shares as of December 31, 2008.

No. of shares	Description
1,398,430,659	Equity shares / American Depository Receipts (ADRs) (2007 & 2008: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve
1,325,525	Equity shares (2007 & 2008: 1,325,525) have been allotted as fully paid -up, pursuant to a scheme of amalgamation, without payment being received in cash
3,162,500	Equity shares (2007 & 2008: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company
59,881,154	Equity shares (2007: 56,685,329 & 2008: 57,609,636) issued pursuant to Employee Stock Option Plan
3.	Note on Reserves and Surplus
i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

		(Rs. in Million)
			For the
Particulars	Nine month ended		year ended
	December	December	March 31,
	31, 2008	31, 2007	2008

a) Transfer from profit and loss account	28,897	20,618	22,575
b) Adjustment on account of amalgamation	—	(1,376)	(3,601)
c) Transition adjustment on adoption of AS 30	(89)	—	—
d) Others	(4)	(7)	—

	28,804	19,235	18,974

4.	Adoption of AS 30

In December 2007, the ICAI issued AS 30, Financial Instruments: Recognition and Measurement. Although AS 30 becomes recommendatory in respect of accounting periods commencing on or after April 1, 2009 and mandatory in respect of accounting periods commencing on or after April 1, 2011, in March 2008 the ICAI announced that the earlier adoption of AS 30 is encouraged. AS 30, along with limited revision to other accounting standards has currently not been notified pursuant to Companies (Accounting Standard) Rules, 2006.

On April 1, 2008, the Company early adopted AS 30 and the limited revisions to other accounting standards which come into effect upon adoption of AS 30.

AS 30 states that particular sections of other accounting standards; AS 4, Contingencies and Events Occurring after Balance sheet Date, to the extent it deals with contingencies, AS 11 (revised 2003), The Effects of Changes in Foreign Exchange Rates, to the extent it deals with the ‘forward exchange contracts’ and AS 13, Accounting for Investments, except to t he extent it relates to accounting for investment properties, would stand withdrawn only from the date AS 30 becomes mandatory (April 1, 2011 for the Company).

Accordingly, the Company continues to comply with the guidance under these accounting standards; AS 4 — relating to Contingencies, AS 11 — relating to Forward Contracts and AS 13 until AS 30 becomes mandatory.

Until March 31, 2008, the Company applied the recognition and measurement principles as set out in AS 30 in accounting for derivatives and hedge accounting. Changes in the fair values of derivative financial instruments designated as cash flow hedges were recognized directly in shareholders’ fund and reclassified into the profit and loss account upon the

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
occurrence of the hedged transaction. The Company also designated derivative financial instruments as hedges of net investments in non-integral foreign operation. The portion of the changes in fair value of derivative financial instruments that was determined to be an effective hedge is recognized in the shareholders’ fund and recognized in the profit and loss account upon sale or disposal of related non-integral foreign operation. Changes in fair value relating to the ineffective portion of the hedges and derivatives not designated as hed ges were recognized in the profit and loss account as they arose.

As the Company was already applying the principles of AS 30 in respect of its accounting for derivative financial instruments in relation to derivative and hedge accounting, the early adoption of AS 30 did not have a material impact on the Company.

As permitted by AS 30 and the consequent limited revisions to other accounting standards; during the quarter and nine month ended December 31, 2008, the Company designated a yen-denominated foreign currency borrowing amounting to JPY 20 billion, along with a floating for floating Cross-Currency Interest Rate Swap (CCIRS), as a hedging instrument to hedge its net investment in a non-integral foreign operation. In addition the company has also designated yen-denominated foreign currency borrowing amounting to JPY 8 billion along with floating for fixed CCIRS as cash flow hedge of the yen- denominated borrowing and also as a hedge of net investment in a non-integral foreign operation

Accordingly, the translation gain/(loss) on the foreign currency borrowings and portion of the changes in fair value of CCIRS which are determined to be effective hedge of net investment in non-integral operation aggregating to Rs.677 million and Rs. 2,493 Million for the quarter and nine month ended December 31, 2008, respectively was recognized in translation reserve / hedging reserve in shareholders’ fund. The amount of loss of Rs. 1,429 Million and Rs. 3,245 Million for the quarter and nine months ended December 31, 2008 recognized in translation reserve would be transferred to profit and loss account upon sale or disposal of non-integral foreign operations and the amount of gain recognized in the hedging reserve of Rs. 752 Million would be transferred to profit and loss upon occur rence of the hedged transaction.

In accordance with AS 11, if the Company had continued to recognize translation losses on foreign currency borrowing in the profit and loss account, the foreign currency borrowing would not have been eligible to be combined with CCIRS for hedge accounting. Consequently the CCIRS also would not have qualified for hedge accounting and changes in fair value of CCIRS would have been recognized in the profit and loss account. As a result profit after tax for the quarter and nine months ended December 31, 2008 would have been lower by Rs. 677 Million and Rs. 2,493 Million respectively.
5.	Derivatives

As of December 31, 2008, the Company had derivative financial instruments to sell USD 1,837 Million, GBP 60 Million, EUR 6 Million, and JPY 6,518 Million and buy USD 4 Million relating to highly probable forecasted transactions. As of March 31, 2008, the Company had derivative financial instruments to sell USD 2,497 Million, GBP 84 Million, EUR 24 Million and JPY 7,682 Million relating to highly probable forecasted transactions. As of December 31, 2008, the Company has recognised mark -to-market losses of Rs. 15,749 Million (2008: Rs. 1,097 Million) relating to derivative financial instruments that are designated as effective cash flow hedges in the shareholders’ fund.

In addition to Yen denominated foreign currency borrowing and related CCIRS discussed in Note 4, the Company had derivative financial instruments to sell USD 270 Million and Euro 50 Million designated as hedge of net investment in non-integral foreign operations as of December 31, 2008. For the quarter and nine months ended December 31, 2008, the Company has recognized Mark to market losses of Rs. 1,083 Million and Rs. 3,577 Million respectively (2008: Rs. 495 Million) relating to the above derivative financial instruments in translation reserve in the shareholders’ fund.

As of December 31, 2008, the Company had undesignated derivative financial instruments to sell USD 375 Million, GBP 76 Million and EUR 49 Million and CHF 12 Million. As of March 31, 2008, the Company had undesignated derivative financial instruments to sell USD

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
414 Million, GBP 58 Million and EUR 39 Million. The Company has recognized mark-to-market gain/ (losses) on such derivative financial instruments through the profit and loss account.
6.	The Company has a 49% equity interest in Wipro GE Healthcare Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in AS 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of AS 23 “Accounting for Investments in Associates in Consolidated Financial statements”.
7.	In March 2008, pursuant to the scheme of amalgamation approved by the Honor able High Court of Karnataka and High Court of Judicature at Bombay, the Company has merged mPower Software Services India Private Limited (‘mPower’), mPact Technology Service Private Limited (‘mPact’) and cMango India Private Limited (‘cMango’) with the Company retrospectively from April 1, 2007, the Appointed Date. mPower, mPact and cMango were fully held by Wipro Inc, which in turn is a wholly owned subsidiary of the Company. Pursuant to the scheme of amalgamation, the Company will issue 968,803 fully-paid equity shares with a market value as on April 1, 2007 of Rs. 540 Million as consideration to a controlled trust to be held for the benefit of Wipro Inc.
8.	Employee stock option
i)	Employees covered under Stock Option Plans and Restricted Stock Unit (RSU) Op tion Plans are granted an option to purchase shares of the Company at the respective exercise prices, subject to requirements of vesting conditions. These options generally vest over a period of five years from the date of grant. Upon vesting, the employees can acquire one equity share for every option. The maximum contractual term for aforementioned stock option plans is generally 10 years.
ii)	The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years. The Company has granted 8,366,676 options under RSU Options Plan and 120,000 options under Stock Options Plan during the nine month ended December 31, 2008.

For the quarter and nine months ended December 31, 2008 the Company has recorded stock compensation expense of Rs. 452 Million and Rs. 1,340 Million respectively (2007: Rs. 303 Million and Rs. 875 Million respectively).

iii)	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company recovers such tax from the employee. During the quarter and nine months ended December 31, 2008 the Company has recognised FBT liability and related recovery of Rs. 43 Million and Rs. 175 Million respectively arising from the exercise of stock options. The Company’s obligation to pay FBT arises only upon the exercise of stock options.
9.	Income Tax
Provision for tax has been allocated as follows:

				(Rs. in Million)
	Quarter Ended		Nine Month Ended		Year Ended
	December	December	December	December	March 31,
Particulars	31, 2008	31, 2007	31, 2008	31, 2007	2008

Net current tax	1,630	1,067	4,742	2,939	4,194
Deferred tax	(125)	(2)	(234)	(24)	62
Fringe benefit tax	100	35	284	235	294

Total income taxes	1,605	1,100	4,792	3,150	4,550

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
10.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The appeals filed by the Company for the above years to the first appellate authority were allowed in favour of the Company, thus deleting substantial portion of the demand raised by the Income tax authorities. On further appeal filed by the income tax authorities, the second appellate authority upheld the claim of the company for years ended March 31, 2001, 2002 and 2003. The Income tax authorities have filed appeal with second appellate authorities for year ended March 31, 2004. In December 2008, the Company received, on similar grounds, additional tax demand of Rs. 5,388 Million (including interest of Rs. 1,615 Million) for the financial year ended March 31, 2005. The Company proposes to file an appeal against the said demand within the time limits permitted under the statute.
Considering the facts and nature of disallowance and the order of the appellate authorities upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.
11.	The list of subsidiaries is given below :

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation

Wipro Inc.			USA
	Wipro Gallagher Solutions Inc		USA
	Enthink Inc.		USA
	Infocrossing Inc		USA
		Infocrossing EAS Inc.,	USA
		Infocrossing Services Inc.	USA
		Infocrossing West Inc. (A)	USA
Infocrossing Healthcare
		Services, Inc.	USA
		Infocrossing, LLC (A)	USA
Infocrossing iConnection,
		Inc.	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai
Limited Wipro Trademarks			China
Holding Limited			India
Cygnus Negri Investments
	Private Limited		India
Wipro Travel Services
Limited			India
Wipro Consumer Care
Limited			India
Wipro Holdings
(Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
Wipro Technologies UK
		Limited	UK
BVPENTEBeteiligun
		gsverwaltung GmbH	Austria
New Logic Technologies
		GmbH	Austria
NewLogic Technologies
		SARL	France
		3D Networks FZ -LLC	Dubai

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation

3D Networks (UK)
		Limited	UK
Wipro Cyprus Private
Limited			Cyprus
Wipro Technologies S.A DE
	C.V		Mexico
Wipro BPO Philippines LTD.
	Inc		Philippines
Wipro Holdings Hungary
	Korlátolt Felel•sség• Társaság		Hungary
Wipro Technologies
	Argentina SA		Argentina
Wipro Information
	Technology Egypt SAE		Egypt
	Wipro Arabia Limited (a)		Dubai
	Wipro Poland Sp Zoo		Poland
	RetailBox BV		Netherlands
		Enabler Informatica SA	Portugal
		Enabler France SAS	France
		Enabler UK Ltd	UK
		Enabler Brasil Ltd	Brazil
Enabler & Retail Consult
		GmbH	Germany
Wipro Technologies
		Limited, Russia	Russia
Wipro Technologies OY
	(formerly Saraware OY)		Finland
Wipro Infrastructure
Engineering AB (formerly
	Hydrauto Group AB)		Sweden
Wipro Infrastructure
Engineering OY
(formerly Hydrauto OY
		Ab Pernion)	Finland
Hydrauto Celka San ve
		Tic	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
Wipro Technocentre
		(Singapore) Pte Limited	Singapore
Wipro (Thailand) Co
		Limited	Thailand
Wipro Australia Pty
Limited			Australia
3D Networks Pte
Limited			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia

Wipro Chengdu
Limited		China
Spectramind Inc		USA
Wipro Chandrika
Limited (b)		India
WMNETSERV
Limited		Cyprus

	WMNETSERV (UK) Ltd.	UK
	WMNETSERV INC.	USA

All the above subsidiaries are 100% held by the Company except the following:

a)	66.67% held in Wipro Arabia Limited

b)	90% held in Wipro Chandrika Limited

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
(A) Step Subsidiary details of Infocrossing West Inc, Infocrossing LLC, and Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation
Infocrossing West Inc.			USA
Infocrossing Services West
	Inc.		USA
Infocrossing, LLC			USA
Infocrossing Services
	Southeast Inc.		USA
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong Kong
Unza China Ltd			Hong Kong
Dongguan Unza Consumer
	Products Ltd.		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
British virgin
Unza Overseas Ltd			islands
Unza Africa Limited			Nigeria
Unza Middle East Ltd			British virgin islands
Unza International
Limited			British virgin islands
Positive Equity Sdn
Bhd			Malaysia
Unza Nusantara Sdn
Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA Sdn Bhd	Malaysia
Manufacturing Services Sdn
	Bhd		Malaysia
Shubido Pacific Sdn Bhd
		(a)	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

All the above subsidiaries are 100% held by the Company except the following:

a)	50.1 % held in Shubido Pacific Sdn Bhd
12.	In December 2008, the Company entered into a definitive agreement to acquire 100% shareholding in India based Citi Technology Services Limited (“CTS”) for US $127 million. CTS is an India based captive provider of information technology services and solutions to Citi Group worldwide. CTS has a strong competency in Technology Infrastructure Services (TIS ) and applicatio n develop ment and mai nt enance for car ds, capi tal mar kets and corporate banking. The acquisition will enhance Wipro’s capabilities to address TIS business opportunities in the financial service industry. The acquisition was consummated in January 2009.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
13.	The segment information for the quarter and nine months ended December 31, 2008, December 31, 2007 and year ended March 31, 2008 is as follows:

Until March 31, 2008, the Company was reporting Global IT Services & Products (comprising of IT Services & Products and BPO Services segments), India & AsiaPac IT Services & Products, Consumer Care & Lighting and Others.

In April 2008, the Company re-organized its IT businesses by combining the Global IT Services & Products and the India & AsiaPac IT Services & Products businesses and appointed joint CEOs for the combined IT business. Consequent to the re-organization of the Company, the Company changed its system of internal financial reporting to the board of directors and the chief executive officer wherein the financial results are reported as IT Services and IT Products. Accordingly, the Company identified IT services and IT products as reportable segments. There is no change in the reportable segments for other businesses.

Segment information in respect of earlier period has been revised to conform to t he presentation as per current reportable segments.

The segment information for the quarter and nine months ended December 31, 2008 follows :

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

							Rs. in Million
							Year ended
	Quarter ended December 31,			Nine months ended December 31,			March 31,
Particulars	2008	2007	Growth %	2008	2007	Growth %	2008

Revenues
IT Services	50,792	38,904	31%	142,338	105,420	35%	146,626
IT Products	8,369	6,716	25%	25,854	18,562	39%	26,400
Consumer Care and Lighting	5,270	4,347	21%	15,666	10,399	51%	15,207
Others	1,919	3,122		7,675	8,419		11,691
Eliminations	(167)	(64)		(609)	(227)		(349)

TOTAL	66,183	53,025	25%	190,924	142,573	34%	199,575

Profit before Interest and Tax — PBIT
IT Services	10,449	8,316	26%	29,594	22,649	31%	31,290
IT Products	431	298	45%	1,109	852	30%	1,227
Consumer Care and Lighting	613	525	17%	1,865	1,270	47%	1,900
Others	(242)	296		(38)	485		770

TOTAL	11,251	9,435	19%	32,530	25,256	29%	35,187

Interest and Other Income, Net	295	176		882	1,702		1,883

Profit Before Tax	11,546	9,611	20%	33,412	26,958	24%	37,070

Income Tax expense including Fringe Benefit Tax	(1,605)	(1,100)		(4,792)	(3,150)		(4,550)

Profit before Share in earnings of associates and minority interest	9,941	8,511	17%	28,620	23,808	20%	32,520
Share in earnings of associates	114	40		327	233		333
Minority interest	(16)	(11)		(50)	(8)		(24)

PROFIT AFTER TAX	10,039	8,540	18%	28,897	24,033	20%	32,829

Operating Margin
IT Services	20.6%	21.4%		20.8%	21.5%		21.3%
IT Products	5.1%	4.4%		4.3%	4.6%		4.6%
Consumer Care and Lighting	11.6%	12.1%		11.9%	12.2%		12.5%

TOTAL	17.0%	17.8%		17.0%	17.7%		17.6%

CAPITAL EMPLOYED
IT Services and Products	99,503	87,125		99,503	87,125		93,969
Consumer Care and Lighting	18,848	16,459		18,848	16,459		17,292
Others	63,332	40,597		63,332	40,597		50,659

TOTAL	181,683	144,181		181,683	144,181		161,920

CAPITAL EMPLOYED COMPOSITION
IT Services and Products	55%	60%		55%	60%		58%
Consumer Care and Lighting	10%	11%		10%	11%		11%
Others	35%	28%		35%	28%		31%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services and Products	44%	41%		42%	44%		44%
Consumer Care and Lighting	13%	13%		14%	17%		19%

TOTAL	25%	27%		25%	28%		27%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report

a)	The segment report of Wipro Limited and its consolidated subsid iaries and associates has been prepared in accordance with the AS 17 “Segment Reporting” issued pursuant to the Companies (Accounting Standard) Rules, 2006 and by The Institute of Chartered Accountants of India.

b)	Segment revenue includes the following exchange differences, which are reflected under other income in the financial statements.

			(Rs. in Million)
					Year
	Quarter ended		Nine months ended		ended
	December 31,		December 31,		March 31,
Particulars	2008	2007	2008	2007	2008

IT Services	198	306	(530)	207	155
IT Products	19	29	(204)	132	27
Consumer Care & Lighting	—	(6)	(7)	(17)	(21)
Others	(31)	(10)	(51)	(389)	(382)

	186	319	(792)	(67)	(221)

c)	Segment wise depreciation is as follows:

			(Rs. in Million)
					Year
	Quarter ended		Nine months ended		ended
	December 31,		December 31,		March 31,
Particulars	2008	2007	2008	2007	2008

IT Services	1,566	1,250	4,430	3,377	4,680
IT Products	7	24	39	64	112
Consumer Care & Lighting	109	83	302	202	292
Others	71	71	222	207	274

	1,753	1,428	4,993	3,850	5,358

d)	Segment PBIT includes Rs. 161 Million (2007: Rs. 371 Million) and Rs. 427 million (2007: Rs. 737 Million) for the quarter and nine months ended December 31, 2008 respectively of certain operating other income which is reflected in other income in the Financial Statements.

e)	PBIT for the quarter and nine months ended December 31, 2008 is after considering restricted stock unit amortization of Rs. 452 Million and Rs. 1,340 Million respectively (2007: Rs. 303 Million and Rs. 875 Million respectively).

f)	Capital employed of segments is net of current liabilities. The net current liability of segments is as follows :-

		(Rs. in Million)
			As of
	As of December 31,		March 31,
Particulars	2008	2007	2008

IT Services and Products	58,671	26,340	30,456
Consumer Care and Lighting	4,421	3,505	3,382
Others	17,263	12,623	20,582

	80,355	42,468	54,420

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
g)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

					(Rs. in Million)
	Quarter ended				Nine months ended				As of March
	December 31				December 31				31,
Particulars	2008	%	2007	%	2008	%	2007	%	2008	%

India	13,335	20	12,454	24	41,247	22	34,556	24	48,847	24
USA	30,752	46	23,505	44	85,052	45	62,929	44	87,439	44
Europe	14,663	23	12,442	23	43,776	23	34,704	25	48,259	24
Rest of the world	7,433	11	4,624	9	20,849	11	10,384	7	15,030	8

	66,183	100	53,025	100	190,924	100	142,573	100	199,575	100

h)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.
14. Cash and Bank
a)	Details of cash and bank balances as of December 31, 2008 are as follows:

		(Rs. in Million)
	Current	Deposit
Bank Name	Account	Account	Total

HDFC Bank	588	5,752	6,340
State Bank of India	196	5,530	5,726
HSBC Bank	4,744	109	4,852
CITI Bank	1,280	2,538	3,818
IDBI Bank	21	3,259	3,280
ICICI Bank	20	3,160	3,180
Wells Fargo Bank	2,858	—	2,858
Oriental Bank of Commerce	3	1,750	1,753
Standard Chartered Bank	256	1,340	1,596
Bank of Baroda	—	1,200	1,200
ING Vysya Bank	153	500	653
Kotak Mahindra bank	67	300	367
Saudi British Bank	264	—	264
Corporation Bank	—	250	250
Lakshmi Vilas Bank	—	250	250
Deutsche Bank	191	—	191
Rabo Bank	190	—	190
BPI Bank	166	—	166
BNP Paribas Bank	160	—	160
Mizuho Corporate Bank, LTD	123	—	123
Malayan Banking Berhad	62	53	115
Bank of America	110	—	110
Natwest Bank	109	—	109
Nordea Bank	87	—	87
WESTPAC Banking Corporation	55	—	55
NISP Bank	1	50	51
CCF Bank	50	—	50
ICB Bank	47	—	47
Dresdner Bank	38	—	38
Mitsubishi Tokyo UFJ Bank	33	—	33
Bahrain Saudi Bank	31	—	31
JP Morgan Chase Bank	24	—	24
National Commercial Bank	23	—	23

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

		(Rs. in Million)
	Current	Deposit
Bank Name	Account	Account	Total

United Overseas Bank	22	—	22
Maybank	20	—	20
DBS Bank	16	—	16
Bank Austria	15	—	15
Syndicate Bank	14	—	14
ABN Amro Bank	13	—	13
HABC Bank	10	—	10
Wachovia Bank	8	—	8
Regions Bank	8	—	8
BIDV Bank	6	—	6
Axis Bank	6	—	6
BCA Bank	5	—	5
Banco do Brasil	4	—	4
BCP Bank	3	—	3
The Development Bank of Singapore Limited	3	—	3
Guangdong Development Bank	3	—	3
Darlehen Bank	2	—	2
Others	8	—	8
Cash and Cheques on Hand	—	—	226

Total	12,116	26,041	38,383

15. Investments
(a)	Investments in Indian money market mutual funds:

(Rs. in Million)
Fund House	As of December 31, 2008

UTI Mutual Fund	3,633
ICICI Mutual Fund	3,552
Franklin Templeton mutual Fund	2,398
Birla Sunlife Mutual Fund	1,983
HDFC Mutual Fund	1,748
Reliance Mutual Fund	883
Kotak Mutual Fund	534
Tata Mutual Fund	400
HSBC Mutual Fund	300
DSP Blackrock Mutual fund	200
DWS Mutual Fund	200
ING Mutual Fund	171
Principal PNB Mutual Fund	150
Fidelity Mutual Fund	150
LIC Mutual Fund	118
JM Financials Mutual Fund	105
IDFC Mutual Fund	103
Fortis Mutual Fund	101
DBS Mutual Fund	100
AIG Mutual Fund	100
Sundaram BNP Paribas Mutual Fund	50
Lotus Mutual Fund	50

Total	17,029

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
(b)	Investment in Certificates of Deposit:

(Rs. in Million)
Particulars	As of December 31, 2008

Punjab National Bank	726
State bank of Patiala	488
ICICI Bank	332
State bank of Indore	296
Federal Bank	244
Oriental Bank of Commerce	242
HSBC Bank	239
State Bank of Bikaner and Jaipur	230
State Bank of India	97

Total	2,894

(c)	Other Investments:

(Rs. in Million)
Particulars	As of December 31, 2008

Non-Convertible Debentures -Citicorp Finance Limited	250
Investment in WEP Peripherals	87

Total	337

16.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.